October 30, 1998


Trimeris, Inc.
4727 University Drive
Suite 200
Durham, North Carolina  27707

Gentlemen:

      We refer to the registration statement on Form S-8 (the "Registration Statement"), to be filed by Trimeris, Inc. (the "Company") with the Securities and Exchange Commission on or about October 30, 1998 under the Securities Act of 1933, as amended, relating to the registration of an additional 750,000 shares (the "Shares") of common stock of the Company, par value $0.001 per share (the "Common Stock"), by the Company pursuant to the Trimeris, Inc. Amended and Restated Stock Incentive Plan (the "Plan").

      As counsel for the Company, we have examined such corporate records, other documents and such questions of law as we have considered necessary or appropriate for the purposes of this opinion. In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such documents and the legal competence of all signatories to such documents.

      We assume that the appropriate action will be taken, prior to the offer and sale of the Shares to register and qualify the Shares for sale under all applicable state securities laws. We further assume that all Shares issued or to be granted pursuant to the Plan will be issued in accordance with the terms of such Plan and that the purchase price of the Shares will be greater than or equal to the par value per share of the Shares.

      Based upon and subject to the foregoing, we advise you that, in our opinion, (i) the Plan, as amended, has been duly adopted and authorized by the board of directors and the stockholders of the Company, and (ii) upon payment of the consideration and termination or lapse of any restrictions set forth in any award agreement under the Plan, and delivery of the certificates evidencing the shares so acquired, the shares of Common Stock issued will be legally issued, fully paid and nonassessable.

      It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect. We express no opinion herein as the laws of any state or jurisdiction other than the state laws of the North Carolina, the Delaware General Corporation Law and the federal laws of the United States of America.

Trimeris, Inc.
October 30, 1998
Page 2

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name therein under the caption "Interests of Named Experts and Counsel." This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act of 1933.

      Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matter.






                                          Very truly yours,

                                              Hutchison & Mason PLLC
                                              --------------------------
                                          /s/ Hutchison & Mason PLLC